MAXIM SERIES FUND, INC.

8515 EAST ORCHARD ROAD

GREENWOOD VILLAGE, COLORADO 80111

This will certify that the following is a true and correct copy of a resolution passed at a meeting of the Board of Directors of Maxim Series Fund, Inc., duly called and held on the 18th day of June 2009, at which meeting a quorum was present and acting throughout, and that said resolution is still in full force and effect:

That the Financial Institution Bond issued to Maxim Series Fund, Inc. (the “Fund”) by Federal Insurance Company on an annual basis, which bond in the aggregate covers the Fund, inter alia, for dishonest or fraudulent acts of any officer or employee of the Fund, in the amount of $2,500,000 (U.S.) single loss limit liability, is hereby determined to be reasonable in amount, type, form and coverage after having given due consideration to the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund’s portfolios, this approval being in accordance with Rule 17g-1 of the Investment Company Act of 1940, and representing the required scrutiny there under of fidelity bond coverage; and

That the Secretary of the Fund is hereby authorized to make such filings and give such notices as may be required under Rule 17g-1 of the Investment Company Act of 1940.

The Bond period for which premium have been paid began at 12:01 a.m. on June 1, 2009 and will continue until 12:01 a.m. on June 1, 2010.

Dated at Greenwood Village,	/s/ B.A. Byrne
Colorado, this 19th day of June 2009	B. A. Byrne, Secretary &
Chief Compliance Officer